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                                                                  EXHIBIT 16.1


June 12, 2000


Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Equinix, Inc. and, under the date of January 21, 2000, except as to Note 10, which is as of January 28, 2000, we reported on the consolidated financial statements of Equinix, Inc. and subsidiary as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from June 27, 1998 (inception) to December 31, 1998 and the year ended December 31, 1999. On March 7, 2000 we resigned. We have read Equinix, Inc.'s statements included under "Change in Accountants" in Amendment No. 5 to Form S-4 dated June 12, 2000, and we agree with such statements, except that we are not in a position to agree or disagree with Equinix, Inc.'s statement that the change in accountants was approved by the board of directors and that Equinix, Inc. did not consult with PriceWaterhouseCoopers LLP on any accounting or financial reporting matters in the periods prior to their appointment.

Very truly yours,

KPMG LLP